Exhibit 99.1

Adaptimmune Reports Increased Response Rate and Durability of Response in its Phase 1 SURPASS trial; ORR now 52% across Ovarian, Urothelial, and Head & Neck Cancers

- New responses in ovarian and urothelial cancers increase ORR to 52% from 44% in heavily pre-treated patients with late-stage ovarian, urothelial, and head & neck cancers after single dose of ADP-A2M4CD8 -

- Across the entire ongoing Phase 1 SURPASS trial, the ORR has increased to 37% from 33%, and the median duration of response has increased to ~20 weeks from ~12 weeks since last update -

- Increased ORR now 43% in ovarian cancer with one new response; Initiating Phase 2 trial (SURPASS-3) in ovarian cancer for ADP-A2M4CD8 in monotherapy and in combination with a checkpoint inhibitor -

- The Company recently received FDA RMAT Designation for ADP-A2M4CD8 for the treatment of patients with platinum resistant ovarian cancer -

- Increased ORR now 57% in urothelial cancer with one new complete response; new cohort in Phase 1 SURPASS trial planned to evaluate ADP-A2M4CD8 in combination with a checkpoint inhibitor in the second line setting in urothelial cancers –

- Adaptimmune also plans to add a further cohort to the Phase 1 SURPASS trial to evaluate ADP--A2M4CD8 in combination with first-line standard of care (pembrolizumab) in head & neck cancer -

PHILADELPHIA, PA. and OXFORD, UK, November 8, 2022 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, today reports updated clinical data from its MAGE-A4 franchise. Clinical data continue to support the potential of Adaptimmune’s engineered T-cell therapies for people with cancer across multiple solid tumor indications. The company will provide further details on a call to be held today, November 8, 2022, at 8:00 a.m. EST (1:00 p.m. GMT) during which management will be available for Q&A.

“The data in the SURPASS trial continue to demonstrate the potential of our next-generation cell therapy targeting MAGE-A4 in a broad range of difficult-to-treat, late-stage solid tumors,” said Elliot Norry, Adaptimmune’s Chief Medical Officer. “We are initiating a Phase 2 trial, SURPASS-3, for people with ovarian cancer in collaboration with The GOG Foundation, Inc. I am pleased to announce that we recently received FDA RMAT Designation for ADP-A2M4CD8 for the treatment of patients with platinum resistant ovarian cancer. We also plan to gather data in urothelial and head & neck cancers with two additional cohorts that will focus on earlier lines of treatment. Finally, we will evaluate further development opportunities in the ongoing signal finding Phase 1 SURPASS trial in both monotherapy as well as in combination with the checkpoint inhibitor nivolumab.”

New positive data reported in the Phase 1 SURPASS trial

●	Since data were reported at ESMO in September, there have been additional clinical responses including a new complete response in urothelial cancer and one new response in ovarian cancer
●	The objective response rate (ORR) has increased to 52% in heavily pre-treated patients with late -stage ovarian, urothelial, and head & neck cancers after a single dose of ADP-A2M4CD8 (ORR of 44% reported at ESMO)

●	The overall ORR has increased to 37% (ORR of 33% reported at ESMO)
●	Increased ORR in ovarian cancer to 43% (ORR of 36% reported at ESMO)
●	Increased ORR in urothelial cancer to 57% (ORR of 43% reported at ESMO)
●	There have been no new responses reported in head & neck cancer since the last update of 3 out of 4 patients responding as presented at ESMO
●	Durability continues to increase in this ongoing trial and is now at a median of ~20 weeks; previously reported as ~12 weeks at ESMO

Development plans for the SURPASS family of trials

●	The Phase 1 signal finding SURPASS trial is ongoing in both a monotherapy and a combination cohort evaluating ADP-A2M4CD8 with nivolumab (a checkpoint inhibitor)
●	Adaptimmune is working with The GOG Foundation, Inc and has initiated a Phase 2 trial (SURPASS-3) evaluating ADP-A2M4CD8 in both monotherapy and in combination with nivolumab in platinum-resistant ovarian cancer
●	The Company recently received FDA RMAT Designation for ADP-A2M4CD8 for the treatment of patients with platinum resistant ovarian cancer
●	The Company plans to pursue two new cohorts in the SURPASS Phase 1 trial with ADP--A2M4CD8
o	In combination with a checkpoint inhibitor in a second-line setting for advanced urothelial cancer
o	In combination with a checkpoint inhibitor in the first-line setting for advanced head & neck cancer

Conference Call Information

The Company will host a live teleconference and webcast to provide additional details at 8:00 a.m. EST (1:00 p.m. GMT) today, November 8, 2022. A live webcast of the conference call and replay can be accessed at https://www.gowebcasting.com/12251. Call in information is as follows: (800)- 319-4610 (US or Canada) or +1 (416)- 915-3239 (International and additional options available HERE).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contact

Investor Relations

Juli P. Miller, Ph.D. — VP, Corporate Affairs and Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

Media Relations

Dana Lynch, Senior Director of Corporate Communications

M: +1 267 990 1217

Dana.Lynch@adaptimmune.com